As filed with the Securities and Exchange Commission on September 10, 2003

                                                                                                                                                       Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

IKON OFFICE SOLUTIONS, INC.

(Exact name of Registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	23-0334400 (I.R.S. Employer Identification No.)

_______________________________
70 Valley Stream Parkway
Malvern, PA 19355
(Address of Principal Executive Offices) (Zip Code)
_______________________________

2003 IKON Office Solutions, Inc. Non-Employee Directors' Compensation Plan

2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan

_______________________________

Don H. Liu
Senior Vice President, General Counsel and Secretary
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
(Name and address of agent for service)

(610) 296-8000
(Telephone number, including area code, of agent for service)

_______________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed Maximuim Offering price per unit*	Proposed Maximum Aggregate offering price	Amount of registration fee

Common stock without par value***	6,000,000	$7.45	$44,700,000.00	$3,616.23

*Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).
**Includes 1,000,000 shares registered under the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan and 5,000,000 shares registered under the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan.
***In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares that may become issuable pursuant to the anti-dilution provisions of the plans described herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1).

Item 2.    Registrant Information and Employee Plan Annual Information.

        The documents incorporated by reference in Item 3 of Part II of this Form S-8 are incorporated by reference in the Section 10(a) prospectus relating to this Registration Statement. The foregoing documents and all other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge, upon written or oral request, to IKON Office Solutions, Inc. (the “Registrant” or the “Company”) 70 Valley Stream Parkway, Malvern, PA 19355, Attn: Law Department (telephone number: (610) 296-8000).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement (the “Registration Statement”):

        (a)      The Registrant’s annual report on Form 10-K for the year ended September 30, 2002;

        (b)      The Registrant’s quarterly report on Form 10-Q for the quarter ending on June 30, 2003;

        (c)      The Registrant’s registration statement on Form 8-A, relating to the Registrant’s preferred share purchase rights; and

        (d)      Description of the Registrant’s common stock contained in a registration statement filed under the Securities Act of 1933, including any amendment, statement or report filed updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

        The legality of the shares of Common Stock offered hereby has been passed upon for the Registrant by Don H. Liu, Senior Vice President, General Counsel and Secretary of the Registrant. On September 1, 2003, Mr. Liu beneficially owned 32,529 shares of Common Stock of the Company and, under stock option plans of the Company, holds options to purchase 163,334 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.

        The Ohio General Corporation Law (the “Ohio Law”), under which the Registrant is organized, provides that the Registrant may indemnify persons who incur certain liabilities or expenses by reason of such persons being or having been directors, officers or employees of the Registrant or serving or having served in such capacities or similar capacities at the Registrant’s request for other corporations or entities. Pursuant to the Ohio Law, the Registrant has adopted, as part of its Code of Regulations, provisions whereby the Registrant shall indemnify such persons against such liabilities and expenses resulting from suits or other proceedings brought by third persons and against expenses resulting from suits or other proceedings brought in the right of the Registrant. No indemnification against expenses is to be made, however, in respect of claims brought in the right of the Registrant where: i) such person is finally adjudged to be liable for negligence or misconduct in the performance of a duty to the Registrant, unless specific court approval for such indemnification is obtained; or ii) the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Law (relating to unlawful loans, dividends or distributions of assets).

        As permitted by law, the Registrant has purchased liability insurance policies covering its directors and officers to provide protection where the law does not allow the Registrant to indemnify a director or officer. The policies also provide coverage for indemnifiable expenses, including expenses related to claims arising under the Employment Retirement Income Security Act against a director or officer based upon an alleged breach of fiduciary duty or other wrongful act with respect to an employee benefit plan.

Item 7.   Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

(4.1)	Amended and Restated Rights Agreement, dated as of June 18, 1997 Registrant and National City Bank, filed on June 18, 1997 as Exhibit 1 to Registrant's Report on Form 8-K, is incorporated herein by reference.

(5)	Opinion of Don H. Liu re: legality.
(23)	Consent of Independent Auditors.
(24.1)	Powers of Attorney.
(24.2)	Certification of Board Resolution re: Powers of Attorney.
(99.1)	2003 IKON Office Solutions, Inc. Non-Employee Directors' Compensation Plan
(99.2)	2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan

Item 9.    Undertakings.

        (a)       The Registrant hereby undertakes:

                 (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2)      That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on the 10th day of September, 2003.

Date: September 10, 2003	IKON OFFICE SOLUTIONS, INC. By: /s/ WILLIAM S. URKIEL (William S. Urkiel) Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MATTHEW J. ESPE (Matthew J. Espe)	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 10, 2003
/s/ WILLIAM S. URKIEL (William S. Urkiel)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September10, 2003
/s/ THEODORE E. STRAND (Theodore E. Strand)	Vice President and Controller (Principal Accounting Officer)	September 10, 2003

/s/ JUDITH M. BELL (Judith M. Bell)	Director
/s/ PHILIP E. CUSHING (Philip E. Cushing)	Director
/s/ THOMAS R. GIBSON (Thomas R. Gibson)	Director
/s/ RICHARD A. JALKUT (Richard A. Jalkut)	Director
/s/ ARTHUR E. JOHNSON (Arthur E. Johnson)	Director
/s/ KURT M. LANDGRAF (Kurt M. Landgraf)	Director
/s/ ANTHONY P. TERRACCIANO (Anthony P. Terracciano)	Director
/s/ MARILYN WARE (Marilyn Ware)	Director

        *By his signature set forth below, Don H. Liu, pursuant to duly executed Powers of Attorney duly filed with the Securities and Exchange Commission, has signed this Registration Statement on behalf of the persons whose signatures are printed above, in the capacities set forth opposite their respective names.

/s/ DON H. LIU (Don H. Liu)	September 10, 2003

INDEX TO EXHIBITS

(5)	Opinion of Don H. Liu re: legality.
(23)	Consent of Independent Auditors.
(24.1)	Powers of Attorney.
(24.2)	Certification of Board Resolution re: Powers of Attorney.
(99.1)	2003 IKON Office Solutions, Inc. Non-Employee Directors' Compensation Plan
(99.2)	2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan